EXHIBIT 10.10.BS

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (the “Agreement”) is made and entered into effective as of the 27th day of January, 2005, by and between ANTHONY M. FRANK KEOGH PLAN UTA CHARLES SCHWAB & CO., INC. (hereinafter referred to as “Buyer”) and ELECTROPURE, INC., a California corporation (hereinafter referred to as “Electropure” or the “Company”).

R E C I T A L S

WHEREAS, Buyer loaned the Company One Million Dollars ($1,000,000) under the terms of that certain 8% Three-Year Convertible Term Note dated January 17, 2001 (the “Term Note”).

WHEREAS, on or about September 16, 2002, the Company repaid Four Hundred Thousand Dollars ($400,000) of the principal balance due on said Term Note to Buyer and issued an 8% Convertible Term Note to Buyer for the remaining principal sum of Six Hundred Thousand Dollars ($600,000).

WHEREAS, as of December 31, 2004, a total of $12,000.00 in interest accrued on the above loan is due and payable to Buyer by the Company.

WHEREAS, Buyer wishes to convert all of the interest accrued on the Term Note through December 31, 2004 into shares of Electropure, Inc. Common Stock and the Company wishes to issue such shares to extinguish the debt owed Buyer.

NOW, THEREFORE, in consideration of the foregoing and of the mutual obligations herein contained, it is agreed as follows:

1.             CONVERSION

(a)           On the effective date set forth above, Buyer hereby converts all of the $12,000.00 in interest accrued on the Term Note into Shares of Electropure, Inc. Common Stock, $0.01 par value, at an effective conversion rate of $0.07 per share, for a total of 171,428 Shares (the “Shares”).

(b)           The Shares shall have the rights, preferences, privileges, restrictions and other terms set forth in the By-laws of the Company.

(c)           Upon conversion hereby and pursuant to the Debt Conversion Agreements previously entered into between the parties, Buyer acknowledges that all interest accrued and due through December 31, 2004 pursuant to the terms of the 8% Three-Year Convertible Term Note and the 8% Convertible Term Note entered into between the parties on January 17, 2001 and September 16, 2002, as amended on May 20, 2004, respectively, (the “Notes”) has been satisfied in full by the Company.  Buyer also acknowledges that pursuant to these Debt Conversion Agreements any default by Electropure for failure to pay interest due on the Notes through December 31, 2004 has been cured.